Exhibit No. 21.1

Subsidiaries of PDC Energy, Inc.

PDC Permian, Inc., a Delaware corporation, doing business as PDC Energy.
Permian Water LLC, a Delaware limited liability company
Permian Gas LLC, a Delaware limited liability company
Permian Oil LLC, a Delaware limited liability company